Exhibit 16

June 2, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Gensym Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated May 26, 2004. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding any current or future disclosure of changes or improvements of any kind to internal controls implemented by the Company in order to address material weaknesses and reportable events related to such internal controls.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP